Exhibit 99.1

Ambient Water Signs Multi-Million Dollar Exclusive Licensing Agreement

New agreement grants California company Pacific AirWell exclusive rights to sell Ambient Water’s commercial atmospheric water generation products within the State of California

SPOKANE, WA – June 4, 2015 – Ambient Water (OTCQB: AWGI), a leading provider of atmospheric water generation systems for extracting water from humidity in the air, today announces an exclusive licensing agreement with Pacific AirWell, Inc. for sales of its commercial atmospheric water generation technology. The agreement grants Pacific AirWell, a California corporation, exclusive rights to use, market, and sell Ambient Water’s current and future atmospheric water generation systems within the State of California, subject to sales and royalty requirements.

Under the terms of the agreement, Pacific AirWell will purchase a minimum of $1 million worth of Ambient Water’s technologies for sale within the state of California during the first year. Ambient Water will receive a 20 percent royalty on all units sold. During the agreement’s second year, Pacific AirWell will purchase a license from Ambient Water for $2 million.  Ambient Water will then receive a 25 percent royalty on all units sold. The agreement will continue year-to-year with no additional license fees as long as minimum sales are met.

“We’re thrilled to enter into this agreement with Pacific AirWell and to grant them exclusive rights to sell our atmospheric water generation products within the state of California. This is a lucrative step forward for Ambient Water, as it generates cash flow and a wider distribution channel, both of which will help as we look to push our technology out on a wider scale,” said Keith White, Founder and CEO of Ambient Water. “There is no better place to start than California, as the state’s well documented water scarcity issues have only continued to increase, leaving government officials, farmers, and residents looking for solutions. We hope that this partnership will have a positive impact on the water issues throughout the state for years to come.”

Ambient Water’s patented atmospheric water generation technology literally makes water out of thin air, transforming humidity into an abundant source of clean water near the point of use. With multiple systems already commercially available or in development, the company’s technology produces clean and fresh water for a host of commercial industries, including oil & gas and agriculture, while also providing fresh drinking water for homes, offices, and communities.

“This innovative technology is an immediate solution to California’s drought crisis,” says Matt Gray, CEO of Pacific AirWell. “We can connect these units directly into water treatment facilities, farms, communities and commercial buildings -- just about anywhere fresh drinking water is needed. In addition, this technology provides cooling which can supplement or even replace existing air conditioners.”

Jeff Lamberson, Pacific AirWell’s President, states, “We chose to invest in California because it is the ideal proving ground for this cutting-edge green technology.  We are uniquely positioned to assist our state with its fresh water needs.”

California’s water issues came to a head in April, prompting Gov. Jerry Brown to impose mandatory water restrictions across the entire state. Those restrictions were pushed even further when it was announced last month that starting in June, cities across the state will have to cut their water use by as much as 36 percent. These drastic limitations have left many looking for technological solutions, including Ambient Water’s atmospheric water generation technologies, as featured in USA Today.

About Ambient Water Corp.

Ambient Water pioneered atmospheric water generation technology for extracting water from humidity in the air. Drawing from the renewable ocean of water vapor in the air that we breathe, the Company’s patented technology cost-effectively transforms humidity into an abundant source of clean water near the point of use. The scalable and modular systems can be configured for a number of water-sensitive applications ranging from oil and gas exploration to vertical farming. The systems can also be configured to produce high quality drinking water for homes, offices, and communities. For a thirsty planet on the verge of a water crisis, Ambient Water makes clean water out of thin air. To learn more about Ambient Water, visit our website at http://www.AmbientWater.com.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently and other factors detailed in reports filed by the Company.

Press Contact:
Matthew Bretzius
FischTank Marketing and PR
matt@FischTankPR.com

Pacific Air Well, Inc.

(916) 333-0540

info@pacificairwell.com